OMB APPROVAL
                                                        OMB NUMBER: 3235-0104
F O R M   3                                          EXPIRES: DECEMBER 31, 2001
                                                      ESTIMATED AVERAGE BURDEN
                                                        HOURS PER RESPONSE 0.5

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


1.        Name and Address of Reporting Person

Tay                            William
(Last)                         (First)                            (Middle)

1735 Market Street, Suite A #261
                               (Street)

Philadelphia                   Pennsylvania                       19103
(City)                         (State)                            (Zip)


2.        Date of Event Requiring Statement (Month/Day/Year)

          09/07/01

3.        IRS or Social Security Number of Reporting Person (Voluntary)

4.        Issuer Name and Ticker or Trading Symbol

          TotalSeek.Com, Inc. (Common Stock: Not Traded)

5.        Relationship of Reporting Person(s) to Issuer (Check all applicable)

( X )     Director                             ( X )     10% Owner
( X )     Officer (give title below)           (   )     Other (specify below)

          William Tay is the President, Chief Executive Officer, Secretary, Treasurer, and Director of the Issuer.

6.        If Amendment, Date of Original (Month/Day/Year)

7.        Individual or Joint/Group Filing (Check applicable line)

( X )     Form filed by One Reporting Person
(   )     Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.  Title of Security                      2.  Amount of Securities
    (Instr. 4)                                 Beneficially Owned
                                               (Instr. 4)

a.  Common Stock, par value $.001              12,750,000

b.

c.

d.

e.

f.

3.  Ownership Form:  Direct        4.  Nature of Indirect
    (D) or Indirect (I)                Beneficial Ownership
    (Instr. 5)                         (Instr. 4)
a.  D

b.

c.

d.

e.

f.



               Table II - Derivative Securities Beneficially Owned (e.g, puts, calls, warrants, options, convertible securities)


1. Title of Derivative  2. Date Exercisable and      3. Title and Amount
   Securities              Expiration Date              of Securities
   (Instr. 4)              (Month/Day/Year)             Underlying
                                                        Derivative
                                                        Security
                                                        (Instr. 4)
                           Date          Expiration               Amount or
                           Exercisable   Date           Title     Number of
                                                                  Shares

a.

b.

c.

d.

e.

f.


4. Conversion or       5. Ownership Form of            6. Nature of Indirect
   Exercise Price         Direct (D) or Indirect (I)      Beneficial
   of Derivative          (Instr. 5)                      Ownership
   Security                                               (Instr. 5)


a.

b.

c.

d.

e.

f.


Explanation of Responses:


/s/ William Tay                                  September 11, 2001
-------------------------------                  ------------------
**Signature of Reporting Person                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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